Exhibit d.5

[Form of Notice to Broker/Dealers]

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

525 UNIVERSITY AVENUE, SUITE 700

PALO ALTO, CA 94301

March __, 2006

To Broker/Dealers:

Hercules Technology Growth Capital, Inc. (“Hercules” or the “Company”) is commencing a rights offering to its stockholders of record as of the close of business on March __, 2006 (the “Record Date”).

Each beneficial owner of Common Stock registered in your name or the name of your nominee is entitled to one Right for each three shares of Common Stock owned by such beneficial owner on the Record Date. The Rights entitle the holder to subscribe for additional shares of Common Stock at the rate of one Common Stock for each Right held. For stockholders holding a number of shares of Common stock that is not an integral multiple of three, the number of rights issued will be rounded up to the next whole right. In the case of shares held by Cede & Co. (“Cede”), the nominee for Depository Trust Company (“DTC”), or any other depository or nominee, additional Rights to be received by beneficial owners for whom Cede or such other depository holds these rights will be issued to Cede or such other depository or nominee only if Cede or such depository or nominee provides to American Stock Transfer & Trust Company on or before the close of business on March __, 2006 written representation of the number of Rights required for such rounding. Right holders who exercise all of their Rights are entitled to an over-subscription privilege. The Rights and the over-subscription privilege are more fully described in the Prospectus.

We are asking you to contact your clients for whom you hold Common Stock of the Company registered in your name (or in the name of your nominee) to obtain instructions with respect to the Rights. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting exercises of Rights.

Enclosed please find copies of:

1.	A Prospectus dated March __, 2006; and

2.	The Company’s letter to stockholders.

We request you to mail copies of each of the foregoing to beneficial holders of the Company’s Common Stock as of the Record Date.

Please note that the Offer expires on April __, 2006 (unless extended by the Company), and that the final date on which rights may be sold (unless extended) is April __, 2006.

If you have questions relating to the Offer, or wish to acquire additional copies of the Prospectus or other materials, please contact The Altman Group, the Information Agent, at (800) 884-4590.

Sincerely,

Manuel A. Henriquez
Chief Executive Officer

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE ANY PERSON AS AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SHARES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.